Exhibit 4.3

October 2, 2017

Bryant Stibel Group, LLC

27368 Escondido Beach Road

Garden Floor

Malibu, CA 90265

Re:	Registration Rights Side Letter

Ladies and Gentlemen:

This letter (this “Agreement”) will confirm our agreement, made in connection with the proposed award on the date hereof of Common Stock of LegalZoom.com, Inc., a Delaware corporation (the “Company”) to Bryant Stibel Group, LLC (“BSG” and together with the Company, the “Parties”), will be entitled to the contractual rights set forth below. Reference is made to the Amended and Restated Investors’ Rights Agreement, dated as of January 29, 2014, by and among the Company and the other parties thereto (the “Rights Agreement”). Reference is also made to that certain Restricted Stock Award Agreement for the acquisition of 3,850,000 shares of the Company’s Common Stock (the “BSG Shares”), dated as of the date hereof, by and between the Company and BSG (the “Stock Award Agreement”). Unless otherwise noted, capitalized terms without definitions used herein shall have the meanings set forth in the Stock Award Agreement.

1.

Registration Rights. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree that, the BSG Shares shall constitute Registrable Securities for purposes of registration rights pursuant to Section 2.2 of the Rights Agreement and, as such, shall be entitled to the rights set forth in Section 2.2 of the Rights Agreement, subject to the terms and conditions thereof (the “Registration Rights”); provided, however, that the Registration Rights shall not apply to an IPO (as defined in the Rights Agreement); and provided further that, in the event of any limitation pursuant to Sections 2.2 and 2.7 of the Rights Agreement, the number of shares of securities that are entitled to be included in the registration and underwriting, as applicable, shall be allocated in the following priority: first, the Registrable Securities (excluding for this purpose the BSG Shares) in accordance with the procedures set forth in the Rights Agreement, second, the BSG Shares and third, all other stockholders’ securities. The registration rights described herein shall terminate and be of no further force or effect upon the earliest to occur of the events described in Sections 2.15 of the Rights Agreement.

2.	“Market Stand-Off” Agreement. The BSG Shares shall be subject to the Market Stand-Off Agreement set forth in Section 2.14 of the Rights Agreement.

3.

Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination events described in the last sentence of Section 1 of this Agreement, (b) the date upon which BSG no longer holds any shares of the Company’s capital stock of the Company’s capital stock, or (c) mutual written agreement of the Company and BSG. The confidentiality obligations hereunder shall survive any such termination.

4.

Confidentiality. This Agreement, and any notice and contents thereof given by the Company to BSG pursuant to this Agreement shall be subject to the confidentiality obligations set forth in the Rights Agreement.

5.	Amendment and Waiver. This Agreement and any provision herein may be amended, waived or terminated at any time by a writing signed by the Company and BSG.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of law.

7.

Assignment. No Party may assign this Agreement without the prior written consent of the other party, except that BSG may assign this its rights in Section 2 hereof pursuant to the terms and conditions of Section 2.12 of the Rights Agreement. For the avoidance of doubt, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties hereto.

8.

Entire Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, discussions and agreements (whether written or oral) regarding the subject matter hereof.

9.

Miscellaneous. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

Please acknowledge your agreement to the foregoing with a countersignature below.

Very truly yours,

LEGALZOOM.COM, INC.

By:	/s/ Peter Oey
Name:	Peter Oey
Title:	CFO

Agreed and acknowledged:

BRYANT STIBEL GROUP, LLC

By:	/s/ Jeff Stibel
Name:	Jeff Stibel
Title:	Manager

[Signature Page to Registration Rights Side Letter - BSG]